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EXHIBIT 23.01

THE STEAK N SHAKE COMPANY

CONSENT OF ERNST & YOUNG LLP

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-63342) pertaining to the 1992 Employee Stock Option Plan, (Forms S-8 No. 33-63344, No. 333-53447 and No. 333-88668) pertaining to the Employee Stock Purchase Plan, (Form S-8 No. 33-61945) pertaining to the 1995 Employee Stock Option Plan and (Form S-8 No. 333-33667 and No. 333-88670) pertaining to the 1997 Employee Stock Option Plan of Consolidated Products, Inc. of our report dated December 3, 2002, with respect to the consolidated financial statements of The Steak n Shake Company incorporated by reference in the Annual Report (Form 10-K) for the year ended September 25, 2002.

                          /s/ Ernst & Young LLP

Indianapolis, Indiana
December 20, 2002

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  EXHIBIT 23.01